THE MAY DEPARTMENT STORES COMPANY REPORTS
RESULTS FOR THE FIRST QUARTER OF FISCAL 2004

ST. LOUIS, May 11, 2004 - The May Department Stores Company (NYSE: MAY) today announced earnings per share, net earnings, and net sales for the first quarter of fiscal 2004.

For the 13 weeks ended May 1, 2004, earnings per share were 24 cents, compared with 23 cents per share in the same period a year ago. Net earnings were $76 million, compared with $72 million in the prior year.

First quarter 2004 earnings include store divestiture costs of $7 million, or 2 cents per share. Excluding these costs, 2004 first quarter earnings were $81 million, or 26 cents per share. First quarter 2003 earnings included a $31 million, or 10 cents per share, tax credit that was recorded upon the resolution of various federal and state income tax issues.

Net sales for the first quarter 2004 were $2.96 billion, an increase of 3.1%, compared with $2.87 billion in the 2003 first quarter. Store-for-store sales increased 1.7% for the quarter. Store-for-store sales for the first quarter increased 2.5%, excluding the remaining 19 stores that May previously announced it will divest.

First quarter sales showed strong performances in ladies' accessories, foot-wear, and apparel. The importance of color and more tailored looks contributed to increases in ladies', juniors', and men's categories.

Handbags and small leather goods remain the must-have accessory. Costume jewelry, led by earrings, and leather-strap watches were particularly strong, as were key fashion looks in sunglasses, headwear, hair accessories, and flowers. Ladies' footwear was fueled by dressier pumps, strappy styles, and sandals, as well as genuine athletic and athletic-inspired looks.

New styling and product offerings, driven by jackets and skirts, contributed to growth in tailored ladies' sportswear separates and suits. Juniors' and young men's apparel responded to this season's fashion trends and performed well. Men's clothing and dress furnishings outperformed the store, based on the return to a more dressed-up look. Children's, dresses, and home furnishings lagged overall store performance.

May opened one new department store during the 2004 first quarter: a Hecht's store in Wilmington, N.C. Seven additional department stores are planned for 2004: two Foley's stores in Houston and El Paso, Texas; a Filene's in Dartmouth, Mass.; a Hecht's in Nashville, Tenn.; a Meier & Frank in Portland, Ore.; a Robinsons-May in Rancho Cucamonga, Calif.; and a location for The Jones Store in Kansas City, Kansas.

May's Bridal Group opened three David's Bridal stores and three After Hours Formalwear stores in the first quarter. The Bridal Group plans to open an additional 27 David's Bridal stores, 17 After Hours stores, and two Priscilla of Boston stores by year-end.

At the end of the first quarter, May operated 439 department stores under the names of Lord & Taylor, Famous-Barr, Filene's, Foley's, Hecht's, Kaufmann's, L.S. Ayres, Meier & Frank, Robinsons-May, Strawbridge's, and The Jones Store, as well as 213 David's Bridal stores, 457 After Hours Formalwear stores, and 10 Priscilla of Boston stores in its Bridal Group. May currently operates in 46 states, the District of Columbia, and Puerto Rico.


                                        #  #  #



The company discloses earnings and earnings per share on both a GAAP basis and excluding restructuring costs because it believes these are important metrics, and they are presented to enhance comparability between years. These metrics are used internally to evaluate results from operations.

This release also contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. While this release reflects all available information and management's judgment and estimates of current and anticipated conditions and circumstances and is prepared with the assistance of specialists within and outside the company, there are many factors outside of our control that have an impact on our operations. Such factors include but are not limited to competitive changes, general and regional economic conditions, consumer preferences and spending patterns, availability of adequate locations for building or acquiring new stores, and our ability to hire and retain qualified associates. Because of these factors, actual performance could differ materially from that described in forward-looking statements.


             CONDENSED CONSOLIDATED FINANCIAL INFORMATION FOLLOWS


For more information, please contact Sharon Bateman at (314) 342-6494.




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

                     THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                        CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                                        (Unaudited)

                                                      13 Weeks Ended
                                          May 1, 2004                 May 3, 2003
                                                    % to                       % to
millions, except per share)             $        Net Sales           $       Net Sales
Net sales                           $ 2,963                      $ 2,873
Cost of sales:
  Recurring                           2,120         71.6%          2,088        72.7%
  Restructuring markdowns                 5          0.1               -         0.0
Selling, general, and
  administrative expenses               639         21.5             640        22.3
Restructuring costs                       2          0.1               -         0.0
Interest expense, net                    76          2.6              80         2.7

Earnings before income taxes            121          4.1              65         2.3

Provision (credit) for income taxes      45         37.0*             (7)      (10.7)*

Net earnings                        $    76          2.6%        $    72         2.5%

Diluted earnings per share          $   .24                      $   .23
Excluding restructuring
  costs:
  Net earnings                      $    81          2.7%        $    72         2.5%
  Diluted earnings per share        $   .26                      $   .23

Dividends paid
  per common share                  $   .24-1/4                  $   .24

Diluted average shares
  and equivalents                     308.3                        307.3


* Percent represents effective income tax rate.


                Net Sales - Percent Increase From Prior Year

Net sales include merchandise sales and lease department income. Store-for-store sales compare sales of stores open during both periods beginning the first day a new store has prior year sales and exclude sales of stores closed during both periods.

                                  13 Weeks Ended
                                   May 1, 2004
                                         Store-for-
                                Total       Store
                                  3.1%       1.7%



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


                            THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                                  CONDENSED CONSOLIDATED BALANCE SHEETS
                               (Unaudited and Subject to Reclassification)

(millions)
                                  May 1,     May 3,     LIABILITIES AND                 May 1,     May 3,
ASSETS                              2004       2003     SHAREOWNERS' EQUITY               2004       2003
Cash and cash equivalents       $    438   $     78     Notes payable                 $      -   $    390
Accounts receivable, net           1,528      1,571     Current maturities of
Merchandise inventories            3,005      3,163       long-term debt                   147        170
Other current assets                 117        102     Accounts payable and
Total Current Assets               5,088      4,914       accrued expenses               2,321      2,183
                                                        Total Current Liabilities        2,468      2,743
Property and equipment, net        5,100      5,518
Goodwill and other intangibles     1,670      1,615     Long-term debt                   3,788      3,936
Other assets                         126        131     Deferred income taxes              778        794
                                                        Other liabilities                  504        501
                                                        ESOP preference shares             228        257
                                                        Unearned compensation                -        (91)
                                                        Shareowners' equity              4,218      4,038

                                                        Total Liabilities and
Total Assets                    $ 11,984   $ 12,178      Shareowners' Equity          $ 11,984   $ 12,178




                            THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                             CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (Unaudited and Subject to Reclassification)


(millions)                                            13 Weeks Ended
                                                     May 1,     May 3,
                                                       2004       2003
Operating activities:
   Net earnings                                       $  76      $  72
   Depreciation and amortization                        140        138
   Increase in working capital and other               (185)      (156)
Total operating activities                               31         54

Investing activities:
   Net additions to property and equipment              (95)      (186)
Total investing activities                              (95)      (186)

Financing activities:
   Net issuances (payments) of notes payable
      and long-term debt                                 (9)       232
   Net issuances (purchases) of common stock             21         (4)
   Dividend payments                                    (74)       (73)
Total financing activities                              (62)       155

Increase (decrease) in cash and cash equivalent        (126)        23

Cash and cash equivalents, beginning of period          564         55

Cash and cash equivalents, end of period              $ 438      $  78




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

                  THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                NOTES TO CONDENSED CONSOLIDATED FINANCIAL INFORMATION


Interim Results

The unaudited condensed consolidated results of operations have been prepared in accordance with the company's accounting policies as described in the 2003 Annual Report to Shareowners and should be read in conjunction with that report. In the opinion of management, this information is fairly presented and all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results for the interim periods have been included; however, certain items are included in this statement based on estimates for the entire year. Operating results of periods, which exclude the Christmas season, may not be indicative of the operating results that may be expected for the fiscal year.


Reclassifications

Certain prior period amounts have been reclassified to conform with current year presentation.


Cost of Sales

For the 13 weeks ended May 1, 2004, recurring cost of sales as a percent of net sales decreased 1.1%, principally because of a 0.9% decrease in the cost of merchandise and a 0.4% decrease in buying and occupancy costs. In 2004, restructuring markdowns of $5 million were incurred to liquidate inventory as stores to be divested were closing.


Selling, General, and Administrative Expenses (SG&A)

SG&A expenses as a percent of net sales decreased from 22.3% in the first quarter of 2003 to 21.5% in the first quarter of 2004 because of a 0.7% decrease in payroll and a 0.2% decrease in advertising costs.


Restructuring Costs

In July 2003, the company announced its intention to divest 34 underperforming department stores. These divestitures will result in total estimated charges of $380 million, consisting of asset impairments of $317 million, inventory liquidation losses of $25 million, severance benefits of $23 million, and other charges of $15 million. Approximately $50 million of the $380 million represents the cash cost of the store divestitures, not including the benefit from future tax credits. Of the $380 million of expected total charges, $335 million has been recognized to date, $7 million of which was recognized in the first quarter of 2004. Asset impairment charges were recorded to reduce store assets to their estimated fair value because of the shorter period over which they will be used. Estimated fair values were based on estimated market values for similar assets. The company is negotiating agreements with landlords and developers for each store divestiture. Through the end of the 2004 first quarter, 15 stores have been closed. Severance benefits are recognized as each store is closed. Severance benefits of $9 million for approximately 1,400 associates and inventory liquidation and other costs of $9 million have been incurred to date. Remaining amounts will be recognized as each store is divested.


Income Taxes

The effective tax rate for the first quarter of 2004 was 37.0%, compared with (10.7)% for the first quarter of 2003. The change is due to a $31 million tax credit recorded in the first quarter of 2003 upon the resolution of various federal and state income tax issues. Excluding the $31 million tax credit, the company's first quarter 2003 estimated effective tax rate was 37.0%.


Trailing Years' Results

Operating results for the trailing years were as follows (millions, except per share):

                                                   May 1,     May 3,
                                                     2004       2003

                  Net Sales                      $ 13,433   $ 13,268
                  Net Earnings                        438        544
                  Diluted earnings per share     $   1.42   $   1.76





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